EXHIBIT 23.1


Consent of Independent Registered Public Accounting Firm

We consent to the use of our report dated March 15, 2011 with respect to the financial statements of Credex Corporation for the period from inception, September 2, 2005, through December 31, 2010 included herein and to the reference to our firm under the heading of "Experts" in the registration statement.


/s/ Moss, Krusick & Associates, LLC


Winter Park, Florida
March 23, 2011